UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 28, 2005

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 28, 2005, Vertex Pharmaceuticals Incorporated (the “Company”) entered into exchange agreements with five of its existing noteholders relating to exchanges of an aggregate of 6,741,450 shares of the Company’s common stock, par value $0.01 per share for $94,950,000 aggregate principal amount of the Company’s 5 3/4% Convertible Senior Subordinated Notes due 2011. In connection with these exchanges, the Company entered into registration rights agreements with four of the noteholders pursuant to which the Company agreed to file a registration statement in December 2005 covering the resale of approximately 5.1 million shares of the common stock issued in the exchanges.

On November 30, 2005, the Company entered into an exchange agreement with one additional existing noteholder relating to exchange of an aggregate of 603,500 shares of common stock for $8,500,000 aggregate principal amount of the Company’s 5 3/4% Convertible Senior Subordinated Notes due 2011.

Item 3.02.  Unregistered Sales of Equity Securities.

See Item 1.01, above.  The exchanges were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof as they were exchanges by the Company of securities with its existing security holders exclusively in a series of related transactions where no commission or other remuneration was paid.

Item 8.01.  Other Events.

The Company expects to incur a non-cash charge of approximately $9.8 million as a result of the November 28, 2005 exchange agreements, and approximately $0.9 million as a result of the November 30, 2005 exchange agreement, for an aggregate non-cash charge of approximately $10.7 million.  This charge is related to the incremental shares to be issued in the transactions over the number that would have been issued upon conversion of the notes under their original terms, and will be reported in the Company’s year-end 2005 financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: December 2, 2005	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel